Exhibit 19.1
APOGEE ENTERPRISES, INC.

Policy Number:	Legal 022	Revision Number:	10	Effective Date:	3/5/2025
Insider Trading and Tipping and Hedging Policy	Issue Date:	3/1/2000	Supersedes:	1/1/2022
Functional Owner:	Chief Legal Officer
Approved By:	Board of Directors

TITLE:    INSIDER TRADING AND TIPPING AND HEDGING POLICY

POLICY:

No Executive Officer (as defined below), employee or member of the Company's Board of Directors (“Directors”) may purchase or sell securities (including publicly traded options) of Apogee Enterprises, Inc. (“Apogee”) or any direct or indirect subsidiary of Apogee (Apogee and its direct and indirect subsidiaries are hereinafter individually and collectively referred to as the “Company”) when aware of Material Non-Public Information (as defined below), except as otherwise provided for in this policy. If Material Non-Public Information relating to the Company has not been available to the public for at least two (2) full trading days, Executive Officers, employees and Directors are prohibited from trading in Company securities, or directly or indirectly disclosing the Material Non-Public Information to any other persons that may trade in Company securities. In order to avoid the appearance of illegal trading, Executive Officers, Directors and Designated Employees (as defined below) may only purchase or sell Company securities during a quarterly trading window, which shall commence on the third trading day after the release of quarterly earnings results to the public and shall cease thirty (30) days prior to the close of the quarter.

If an Executive Officer, employee or Director has obtained any Material Non–Public Information relating to another company with which the Company has done or is doing business, that Executive Officer, employee or Director may not buy or sell securities of such other company or engage in any other action to take advantage of, or pass on to others, that information.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

No Executive Officer, employee or Director may engage in a hedging transaction related to the Company’s securities, i.e. the purchase or sale of financial instruments that are designed to offset any decrease in the market value of the Company’s securities. No Executive Officer or Director may, directly or indirectly, pledge, hypothecate, or otherwise encumber shares of the Company’s common stock as collateral for indebtedness.

PURPOSE:

The purpose of this policy is to require that all employees and all members of the Apogee Board of Directors comply with applicable laws and regulations relating to insider trading. U.S. federal securities laws prohibit employees, members of the Apogee Board of Directors and others from buying or selling securities based on information not publicly available that could affect the price of those securities.

SCOPE:

This policy applies to every Company employee, including employees of Apogee and employees of any Apogee direct or indirect subsidiary, segment, division, market unit, business unit or facility, except to the extent this policy conflicts with any obligation of the Company under federal, state or local labor law. This policy also applies to all members of the Apogee Board of Directors.

REPORTING:

The Company will disclose and file this policy, and report on its implementation, in compliance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

When a Director or Executive Officer (as defined below) has adopted, modified or terminated a Pre-Arranged Trading Program (as defined below) or similar arrangement during a fiscal quarter, the event will be disclosed on the report on Form 10-Q or Form 10-K covering that quarter, in compliance with the requirements of the Exchange Act.

Each Director and Executive Officer of the Company understands that the approval or adoption of a Pre-Arranged Trading Program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure obligations and potential short-swing trading liabilities thereunder.

DEFINITIONS:

Executive Officers: The Executive Officers are the officers of the Company that are subject to the reporting and trading restrictions imposed by Section 16 of the Exchange Act.

Material Non-Public Information: Material Non-Public Information is any information about a company, or its business, not generally available to the public which a reasonable investor would consider important in deciding whether to buy, hold or sell any securities of a public company. In other words, any information that could reasonably affect the market price of a security is material information. The U.S. Securities and Exchange Commission (the “SEC”) and U.S. courts have generally given a broad interpretation to what is considered “Material Information.”

Common examples of potential Material Information include, but are not limited to:

•Information about a transaction that will significantly affect the financial condition of a company
•Projections of future earnings or losses
•Earnings that are inconsistent with the consensus expectations of the investment community
•News of a pending or proposed merger, acquisition or tender offer
•News of a significant sale of assets or the disposition of a subsidiary
•Dividend actions, the declaration of a stock split or an offering of additional securities
•Changes in management, Executive Officers or Directors, including retirements
•Major new product releases
•Impending bankruptcy or financial liquidity problems
•The gain or loss of a substantial contract
•Important financing transactions
•Cyber events or compromises of data privacy that may cause exposure to material financial costs or operational problems
The foregoing list is not exhaustive –– any information that might be considered significant to an investor may be considered “material.”

PRE-ARRANGED TRADING PROGRAMS:

Notwithstanding the restrictions set forth elsewhere in this policy, if the Company, an Executive Officer or a Director has established a pre-arranged trading program (“Pre-Arranged Trading Program”) that (a) meets the requirements of Rule 10b5-1 promulgated under the Exchange Act, (b) was established at a time when the Company, the Executive Officer or Director was not aware of Material Non-Public Information, and (c) was approved in advance by Apogee’s Chief Legal Officer, then the Company, the Executive Officer or Director may sell or purchase Apogee securities while aware of Material Non-Public Information or during other periods in which Apogee has required or recommended the suspension of trading by the Company, Executive Officers and Directors, so long as such sales or purchases are made pursuant to such Pre-Arranged Trading Program.

The Company may exercise its discretion to suspend trades under any existing Pre-Arranged Trading Program.

REQUIREMENTS and ILLUSTRATIONS:

1.Prohibition Against Trading on Material Non-Public Information:

Any Executive Officer, employee or Director of the Company who is aware of Material Non-Public Information relating to the Company or to any other company with which the Company does business, which has not yet been available to the public for two (2) full trading days, may not trade in, or gift, securities of Apogee (unless such trading is pursuant to a Pre-Arranged Trading Program that meets all of the requirements set forth above) or the other company or directly or indirectly disclose such information to any other persons that may trade in such securities.

Illustration – Access to Material Non–Public Information: Access to Material Non–Public Information may be seen in circumstances like these:

•Before a company’s potential acquisition is disclosed to the public, an employee of the company tips off a relative who buys the company’s stock – both the employee and his/her relative are guilty of insider trading.

•An employee enters a trade immediately after a public announcement of material information has been made by the company. Because the investing public should be afforded the time to receive and absorb the information, an employee should not engage in any transactions in company securities until at least 48 hours after the announcement. If the released information is particularly complex or voluminous, a longer period may be appropriate.

•If you know that a company is about to announce a new product or make a decision that could affect the price of the stock of a competitor or supplier, you should not buy or sell the stock of that company until the information becomes public.

•If you know that a company is about to make an announcement that could affect the price of its own stock, you should not buy or sell that stock on the open market until after the announcement.

•If you invest in a customer, you should not buy or sell its stock based on any Material Non-Public Information you have about that company that you have acquired in the course of performing your job with the company.

2.No Trading in Securities of Certain Other Companies:

If the Company is involved in a transaction with another public company, whether or not the transaction has been announced, no Executive Officer, employee or Director who is aware of the transaction or possible transaction, may purchase or sell any securities or options of the Company or the other public company.

3.No Trading by Executive Officers, Directors or Designated Employees in Securities Except During a Quarterly Trading Window:

To avoid the appearance of trading on Material Non-Public Information relating to earnings, Executive Officers, Directors, and other employees designated in writing by the Chief Legal Officer (“Designated Employees”) may only purchase or sell securities of the Company in the open market during a quarterly trading window, unless the purchases or sales are pursuant to a Pre-Arranged Trading Program that meets the requirements set forth above or are regular purchases of Apogee stock under the Apogee Employee Stock Purchase Plan (“ESPP”); provided, however, Executive Officers and Designated Employees may only increase, decrease or discontinue their contributions to any such ESPP during a quarterly trading window. Executive Officers, Directors, and Designated Employees may only exercise stock options and/or stock appreciation rights during a quarterly trading window, unless such exercises are pursuant to a Pre-Arranged Trading Program that meets the requirements set forth above or are “exercise and hold” transactions, with the exercise price and tax withholding of such options or stock appreciation rights being paid in cash or shares of Apogee stock tendered to the Company.

The trading window opens on the third trading day following the day announcement of earnings is made. The Company’s trading window closes 30 days prior to the close of the quarter. Trading in these window periods will not relieve liability for trading on or tipping Material Non-Public Information or if such trading results in recoverable “short-swing profits.”

4.Notify Apogee’s Chief Legal Officer Prior to Any Transaction in Securities:

Even though a quarterly trading window may be open, there are a number of other restrictions which may prohibit any trading by certain individuals, including trading restrictions relating to “short-swing” profits and trading restrictions imposed because of confidential material transactions. To avoid any inadvertent violation of trading prohibitions, unless the transaction is completed in accordance with a Pre-Arranged Trading Program that meets the requirements set forth above, or is a regular purchase (but not a sale) of Apogee stock pursuant to Apogee’s ESPP, no Executive Officer or Director may purchase or sell, or otherwise make any other transfer of, any Apogee securities in the open market (including any increases, decreases or discontinuation of contributions to the Apogee ESPP), or make a gift of any Apogee securities, unless the Apogee’s Chief Legal Officer or, in their absence, Apogee’s Chief Financial Officer, is advised in advance of such intent and approves the transaction.

Furthermore, all employees are encouraged to seek the advice of Apogee’s Chief Legal Officer or, in their absence, of Apogee’s Chief Financial Officer, prior to effecting any transaction in securities of the Company during any “blackout” period. “Blackout” periods include the periods before trading windows and any days during a trading window with respect to which the Company or Chief Legal Officer or, in their absence, Apogee’s Chief Financial Officer, has advised you that you are not permitted to trade Company securities. Approved transactions should be completed within three trading days of approval by the Chief Legal Officer or, in their absence, by the Chief Financial Officer.

5.    Short-Swing Profits for Directors and Executive Officers:

Under U.S. federal law, “short-swing” profits belong to and are recoverable by the Company. The Company cannot waive its right to recover short-swing profits; if the Company fails or refuses to collect the profits, a shareholder may commence a lawsuit for collection on behalf of the Company. This U.S. federal law applies regardless of whether the Executive Officer or Director was actually in possession of Material Non-Public Information. Lack of intent to trade on Material Non-Public Information is similarly irrelevant. Trades made through a Pre-Arranged Trading Program are not exempt from the short-swing profit rules.

Short-swing profits include any “profit” resulting from any combination of purchase and sale or sale and purchase of Company securities, including derivative securities, within six months of each other. The highest sale price of any securities sold during the six-month period will be matched against the lowest purchase price of any securities purchased during that period to determine if a short-swing profit exists. The order in which the purchase and sale occurred and the fact that they may have involved different shares in the Company are both irrelevant to whether a “profit” exists.

6.    Short Sales:

U.S. federal law prohibits Executive Officers and Directors from making “short” sales or “sales against the box” of Company securities. A short sale is the sale of securities where the Company securities are not actually owned and where delivery on the sale is made with borrowed or subsequently purchased securities. It is unlawful and improper for an Executive Officer or Director to sell Company securities which they do not own and an acquisition of a put or issuance of a call for Company securities may result in a violation of the short sale prohibition. A “sale against the box” is the sale of securities owned but not promptly delivered after the sale. It is a violation of U.S. federal law for an Executive Officer or Director to sell Company securities if the certificate representing the securities is not delivered within 20 days after the sale or deposited in the mail or other usual means of delivery within five days after the sale.

7.    Hedging and Pledging Transactions Prohibited:

Certain forms of hedging or monetization transactions allow a shareholder to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Such transactions in securities of the Company by an Executive Officer, other employee of the Company or Director would allow such individual to continue to own the covered securities of the Company, but without the full risks and rewards of ownership. When that occurs, the Executive Officer, other employee of the Company or Director may no longer have the same objectives as other shareholders of the Company. For this reason, the Company prohibits all Executive Officers, other employees of the Company and Directors from engaging in the purchase or sale of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s securities.

No Executive Officer or Director may, directly or indirectly, pledge, hypothecate, or otherwise encumber shares of the Company’s common stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account or any other account that could cause Apogee common stock to be subject to a margin call or otherwise be available as collateral for a margin loan.

8.    Tipping Information to Others:

Executive Officers, employees and Directors must not pass Material Non–Public Information on to others. Penalties under U.S. federal securities laws apply whether or not the employee derives a benefit from another’s actions. In fact, the SEC has imposed substantial penalties on tippers even though they did not profit financially from their tippee’s trading.

9.    Transactions by Family Members:

The restrictions contained in this policy apply equally to family members and any other individuals living in an Executive Officer’s, employee’s or Director’s household. Executive Officer’s, employees and Directors are expected to be responsible for the compliance of their immediate family and personal household. Family members and any other individuals living in an Executive Officer’s or Director’s household are required to comply with the preclearance procedures outlined in section 4 above prior to engaging in any transactions in Company securities.

10.    Confidentiality of Information:

Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company, whether or not such disclosure is for the purpose of facilitating improper trading in shares of Company securities. Company personnel should not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of regular duties.

This prohibition on sharing Company information applies specifically (but not exclusively) to inquiries about the Company which may be made by the press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Company’s designated spokesperson. See Disclosure of Information to the Public, the Media and Analysts Corporate Policy (Legal 025).

The above REQUIREMENTS and ILLUSTRATIONS are examples only and are by no means intended to be complete. If you have any questions, you should contact Apogee’s Chief Legal Officer.

11.     Post-Termination Transactions:

This policy continues to apply to transactions in Company securities even after termination of service to the Company. If an Executive Officer, employee or Director is in possession of Material Non-Public Information when their service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.

COMPLIANCE PROGRAM AND CORPORATE POLICY REFERENCES:

Disclosure of Information to the Public, the Media and Analysts Corporate Policy (Legal 025)